Exhibit 2.25

WACHOVIA BANK, NATIONAL ASSOCIATION
1133 Avenue of the Americas
New York
NY 10036
USA

Waterford Wedgwood plc
Embassy House
Herbert Park Lane
Ballsbridge
Dublin 4
Ireland

on behalf of the Obligors under the Facility Agreement described below

5 May 2005

Dear Sirs

FACILITY AGREEMENT DATED 30 SEPTEMBER 2004

(A)	GENERAL

1.	We refer to the following documents:

(a)	€210,000,000 and US$30,000,000 facility agreement (the "Facility Agreement") dated 30 September 2004 and made between Waterford Wedgwood plc as the Company (1), the Original Borrowers therein named (2), the Original Guarantors therein named (3), the Original Senior Lenders therein named (4), the Original Senior Tranche B Lenders therein named (5), the Ancillary Facility Providers therein named (6) and Burdale Financial Limited as agent for an on behalf of the Finance Parties ("Burdale") (7);

(b)	the letter of agreement dated 14 December 2004 between Waterford Wedgwood plc (1), Sir Anthony O'Reilly (2) and Burdale (3) (the "Letter of Agreement");

(c)	the deed of appointment of new agent and new security trustee dated 5 January 2005 and made between Burdale (1) and Wachovia Bank, National Association ("Wachovia") (2) under the terms of which the role of agent and security trustee under the Finance Documents was transferred from Burdale to Wachovia; and

(d)	the letter of agreement dated 11 February 2005 between Waterford Wedgwood plc (1), Glandore Limited (2) and Wachovia (3).

2.	Terms defined in the Facility Agreement have the same meanings where used in this letter.

(B)	RESERVES

1.	Paragraph (E) of the Letter of Agreement (dealing with the reserves and subordinated debt) shall be and is hereby deleted.

2.	There subsist at present the following Reserves (among others):

(a)	a Reserve totalling €40,000,000 in respect of the WW Subordinated Facility and the Rosenthal Subordinated Facility;

(b)	a Reserve of €5,000,000 in respect of the Ancillary Facilities; and

(c)	a permanent Reserve of €20,000,000.

3.	We agree that the Reserve described in paragraph (B)2(a) above shall be reduced by an amount of €15,000,000 so that the level of such Reserve shall be and remain €25,000,000 subject to the reduction in accordance with paragraph (B)9 below and any other reduction consented to by the relevant percentage of Lenders required under the Facility Agreement. Such reduction of €15,000,000 shall become effective when all of the conditions in paragraph 4 below have been satisfied.

4.	The reduction of the Reserve pursuant to paragraph (B)3 above is subject to the conditions that:

(a)	no Default is subsisting at the time of the reduction;

(b)	no prepayments or repayments in respect of the WW Subordinated Facility and the Rosenthal Subordinated Facility have been made prior to such reduction;

(c)	the Company shall have entered into an engagement letter with Deloitte & Touche, London, in the form attached as Annex 1 to this letter;

(d)	receipt by the Agent of a letter addressed to it by Sir Anthony O'Reilly and Peter John Goulandris (the "Shareholders") in the form attached as Annex 2 to this letter (the "Shareholders' Letter");

(e)	payment of a fee of €325,000 to the Agent on the date of this letter for distribution among the consenting Senior Lenders party to this letter in accordance with their respective Pro Rata Share; and

(f)	payment of a fee of $300,000 to the Senior Tranche B Lender on the date of this letter.

5.	The commitment of the Shareholders to provide additional funds to the Company in accordance with the Shareholders' Letter shall be reduced by the amount:

(a)	equal to 70% of the net proceeds received on or after the date of this letter by the Company of any of the Financial Indebtedness permitted under paragraph (H)1 of the Letter of Agreement;

(b)	equal to 70% of the net proceeds received of any disposals permitted pursuant to paragraph (G) of the Letter of Agreement or of any other disposal permitted under clause 24.4(b)(xiv) of the Facility Agreement or 100% of the net proceeds received or any disposal permitted pursuant to clause 24.4(b)(xix) of the Facility Agreement on or after the date of this letter, to the extent that they are paid into a Blocked Account (and, in the case of disposals pursuant to clause 24.4(b)(xix) of the Facility Agreement, to the extent such proceeds are not required to be applied to prepay the Senior Tranche B Facility); or

(c)	equal to any additional funds provided by a new Senior Tranche B Lender over and above the Senior Tranche B Facility Limit as at the date of this letter, provided that the Company obtains an opinion addressed to the Agent from Clifford Chance in accordance with clause 6.4(j) of the Facility Agreement demonstrating that the additional funds may be provided without contravention of the High Yield Bond Indenture; and/or

(d)	equal to 100% of the proceeds of any equity or debt raised by any member of the Group after the date of this letter that is not provided by the Shareholders pursuant to the Shareholders' Letter (and "debt" for the purpose of this paragraph (B)5(d) means any amounts raised as permitted by clause 24.8(a)(xvii) or (xxii) of Facility Agreement).

6.	We confirm that the Company and any other member of the Group may and shall pay the net proceeds of any additional equity or debt raised by any member of the Group after the date of this letter into an Other Account (and "debt" for the purpose of this paragraph (B)6 means any amounts raised as permitted by clause 24.8(a)(xvii) or (xxii) of Facility Agreement).

7.	The permanent Reserve of €20,000,000 shall not be released without the consent of all Lenders.

8.	The following provision shall be inserted into clause 24.10 of the Facility Agreement in substitution for the existing clause:

"The Company shall procure that neither the WW Subordinated Facility nor the Rosenthal Subordinated Facility is repaid or prepaid unless the Required Lenders have consented to such payment."

9.	We agree that, if the reduction described in paragraph (B)3 above has been effected, we shall reduce the Reserve described in (B)2(a) above by a further amount of €15,000,000 so that the level of such Reserve shall be and remain €10,000,000 subject to any further reduction consented to by the relevant percentage of Lenders required under the Facility Agreement. Such reduction of €15,000,000 shall become effective when all of the conditions in paragraph (B)10 below have been satisfied and we agree not to accept the fees referred to in paragraph (B)10(f) below until all of the other conditions in paragraph (B)10 below have been satisfied.

10.	The reduction of the Reserve pursuant to paragraph (B)9 above is subject to the conditions that:

(a)	no Default is subsisting at the time of such reduction;

(b)	no prepayments or repayments of the WW Subordinated Facility and the Rosenthal Subordinated Facility have been made prior to such reduction;

(c)	receipt by the Agent of a consultant's report from Deloitte & Touche and response from the Company, both report and response to be in form and substance satisfactory to the Required Lenders;

(d)	if Saberasu Japan Investments II B.V. has either consented to this reduction or has been replaced as Senior Tranche B Lender by a new lender who consents to this reduction;

(e)	at the time of such proposed reduction, the Agent is satisfied that the Company's restructuring spending is in accordance with its 2006 budget levels; and

(f)	payment of a fee of €325,000 to the Agent for the distribution among the consenting Senior Lenders in accordance with their respective Pro Rata Shares on the date the reduction becomes effective and payment of a fee (if any) as agreed between the Company and the Senior Tranche B Lender.

11.	Any additional funding by the Shareholders pursuant to their commitment under the Shareholders' Letter, if provided by way of debt shall be subordinated to the existing indebtedness of the Obligors to the Finance Parties on terms acceptable to the Majority Lenders.

(C)	MISCELLANEOUS

1.	This letter is a Finance Document.

2.	This letter shall amend and vary the Finance Documents as set out above and, save as amended or varied by this letter, the Finance Documents shall remain in full force and effect in accordance with their terms. In the event of any inconsistency between this letter and the Finance Documents, this letter shall prevail.

3.	This letter is written by us as Agent for the Lenders under the Facility Agreement.

4.	This letter is governed by English law.

Please confirm your agreement by counter-signing a copy of this letter.

Yours faithfully

/s/ Dave Luce
For and on behalf of
Wachovia Bank, National Association
As Agent for and on behalf of the Finance Parties

We agree

/s/ Patrick Dowling
Waterford Wedgwood plc
(on behalf of itself and the other Obligors)

We agree

/s/ Hugh Fitzpatrick
GE European Leveraged Loans Limited
As Senior Lender

We agree

/s/ Carmen Bernardis
Bank of America N.A.
As Senior Lender

We agree

/s/ Michael Meehan
The CIT Group/Commercial Services Inc
As Senior Lender

We agree

/s/ Lan Wong
Wells Fargo Foothill LLC
As Senior Lender

We agree

/s/ Andrew Sudlow/Sharon Canham
UBS Limited
As Senior Lender

We agree

/s/ Dave Luce
Wachovia Bank, National Association
As Senior Lender

We agree

/s/ Ben Hummel
Saberasu Japan Investments II B.V.
As Senior Tranche B Lender

Annex 1:    Deloitte & Touche Engagement Letter
Annex 2:    Form of Shareholders' Letter